CDW Reports First Quarter 2021 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Chg.
Net Sales	$4,837.5	$4,389.2	10.2
Average Daily Sales[1]	76.8	68.6	12.0
Gross Profit	795.2	756.5	5.1
Operating Income	323.4	245.8	31.6
Net Income	232.6	167.9	38.6
Non-GAAP Operating Income[2]	367.7	303.9	21.0
Net Income per Diluted Share	$1.63	$1.16	40.3
Non-GAAP Net Income per Diluted Share[2]	$1.74	$1.38	26.2
[1] There were 63 and 64 selling days for the three months ended March 31, 2021 and 2020, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., May 5, 2021 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced first quarter 2021 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.40 to be paid on June 10, 2021 to all stockholders of record as of the close of business on May 25, 2021.
“The diversity of our customer end markets and our solutions portfolio drove our record first quarter results, and reinforced confidence in our strategy. During the quarter, customers focused on remote enablement and investments for the future. Technology spend rebounded in our channels most impacted last year due to the COVID-19 pandemic,” said Christine A. Leahy, president and chief executive officer, CDW. “I am extremely proud of the commitment, agility and resolve of our coworkers, who continued to successfully deliver customer outcomes and capabilities across the full technology solutions stack and lifecycle.”
“Strong operating results were amplified by share repurchases, delivering a 26 percent increase in Non-GAAP net income per diluted share," said Collin B. Kebo, chief financial officer, CDW. “Given this quarter's results and our expectations for the balance of the year, we now expect 2021 constant currency Non-GAAP net income per diluted share growth of low double-digits."
“We expect to exceed our previous 2021 outlook of outpacing the US IT market growth by 200 to 300 basis points on a constant currency basis. We will continue to execute our strategy, invest in the business, and be laser-focused on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

First Quarter of 2021 Highlights:
Total Net sales in the first quarter of 2021 were $4,838 million, compared to $4,389 million in the first quarter of 2020, an increase of 10.2 percent. There were 63 and 64 selling days for the three months ended March 31, 2021 and 2020, respectively. On an average daily sales basis, Net sales growth increased 12.0 percent and Net sales growth on a constant currency basis increased 10.9 percent. Currency impact to Net sales growth was driven by favorable translation of the British pound and Canadian dollar to US dollar. First quarter Net sales performance, on an average daily sales basis, included:
•Total Corporate segment Net sales of $1,806 million, 4.0 percent lower than 2020.
•Total Small Business segment Net sales of $433 million, 12.3 percent higher than 2020.
•Total Public segment Net sales of $1,922 million, 28.0 percent higher than 2020. Public results were driven by an increase in Net sales to Education customers of 101.2 percent. Net sales to Government and Healthcare customers decreased 7.8 percent and 2.3 percent, respectively.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $678 million, 22.6 percent higher than 2020.
Gross profit in the first quarter of 2021 was $795 million, compared to $757 million for the first quarter of 2020, representing an increase of 5.1 percent. Gross profit margin was 16.4 percent in the first quarter of 2021 versus 17.2 percent in the first quarter of 2020. The decrease in Gross profit margin was primarily driven by lower product margin, including notebook mix and rate, and overlapping higher margin configuration services in the prior year, partially offset by an increase in the mix of netted down revenues, primarily Software as a Service.
Total selling and administrative expenses were $472 million in the first quarter of 2021, compared to $511 million in the first quarter of 2020, representing a decrease of 7.6 percent. The decrease was primarily due to lower bad debt expense, lower intangible asset amortization and lower travel and entertainment expenses, partially offset by higher investments in coworkers.
Operating income was $323 million in the first quarter of 2021, compared to $246 million in the first quarter of 2020, representing an increase of 31.6 percent. Non-GAAP operating income was $368 million in the first quarter of 2021, compared to $304 million in the first quarter of 2020, representing an increase of 21.0 percent. The Non-GAAP operating income margin was 7.6 percent for the first quarter of 2021 versus 6.9 percent for the first quarter of 2020.
Net interest expense was $36 million in the first quarter of 2021 compared to $38 million in the first quarter of 2020, representing a decrease of 6.1 percent. The decrease was primarily driven by a lower effective interest rate on the Term Loan in 2021 compared to 2020 and the benefits from the August 2020 senior notes refinancing, partially offset by additional interest expense on the senior notes issued in April 2020.
The effective tax rate was 19.5 percent in the first quarter of 2021 compared to 20.7 percent in the first quarter 2020, which resulted in tax expense of $56 million and $44 million, respectively.
Net income was $233 million in the first quarter of 2021, compared to $168 million in the first quarter of 2020, representing an increase of 38.6 percent. Non-GAAP net income was $249 million in the first quarter of 2021, compared to $200 million in the first quarter of 2020, representing an increase of 24.7 percent.
Weighted average diluted shares outstanding were 143 million for the first quarter of 2021, compared to 145 million for the first quarter of 2020. Net income per diluted share for the first quarter of 2021 was $1.63, compared to $1.16 for the first quarter of 2020, representing an increase of 40.3 percent. Non-GAAP net income per diluted share for the first quarter of 2021 was $1.74, compared to $1.38 for the first quarter of 2020, representing an increase of 26.2 percent.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2020 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings. These factors include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.
Our annual targets are provided on a Non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended March 31, 2021, CDW generated Net sales of approximately $19 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, May 5, 2021 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.
Investor Inquiries    Media Inquiries
Brittany A. Smith    Sara Granack
Vice President, Investor Relations and    Vice President, Corporate Communications
Financial Planning and Analysis    (847) 419-7411
(847) 968-0238    mediarelations@cdw.com
investorrelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020	% Change(i)

Net sales	$4,837.5	$4,389.2	10.2%
Cost of sales	4,042.3	3,632.7	11.3

Gross profit	795.2	756.5	5.1

Selling and administrative expenses	471.8	510.7	(7.6)
Operating income	323.4	245.8	31.6

Interest expense, net	(35.6)	(37.9)	(6.1)
Other income, net	1.1	3.9	(74.0)

Income before income taxes	288.9	211.8	36.4

Income tax expense	(56.3)	(43.9)	28.0

Net income	$232.6	$167.9	38.6%

Net income per common share:
Basic	$1.65	$1.18	40.1%
Diluted	$1.63	$1.16	40.3%

Weighted-average common shares outstanding:
Basic	141.1	142.7
Diluted	143.1	144.9

(i)There were 63 and 64 selling days for the three months ended March 31, 2021 and 2020, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three months ended March 31, 2021 and 2020 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	% of Net sales	2020	% of Net sales

Operating income, as reported	$323.4	6.7%	$245.8	5.6%
Amortization of intangibles(i)	21.6		44.6
Equity-based compensation	15.8		8.8
Other adjustments(ii)	6.9		4.7
Non-GAAP operating income	$367.7	7.6%	$303.9	6.9%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)Includes other expenses such as acquisition and integration expenses, payroll taxes on equity-based compensation and expenses related to the relocation of the downtown Chicago office.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2021				2020
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$288.9	$(56.3)	$232.6	19.5%	$211.8	$(43.9)	$167.9	20.7%	38.6%
Amortization of intangibles(ii)	21.6	(5.4)	16.2		44.6	(11.1)	33.5
Equity-based compensation	15.8	(20.8)	(5.0)		8.8	(13.7)	(4.9)
Other adjustments(iii)	7.3	(1.7)	5.6		4.7	(1.2)	3.5
Non-GAAP	$333.6	$(84.2)	$249.4	25.2%	$269.9	$(69.9)	$200.0	25.9%	24.7%

US GAAP net income per diluted share			$1.63				$1.16
Non-GAAP net income per diluted share			$1.74				$1.38
Shares used in computing US GAAP and Non-GAAP net income per diluted share			143.1				144.9

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes other expenses such as acquisition and integration expenses, payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office and a net loss on extinguishment of long-term debt.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020	% Change	Average Daily % Change(i)
Net sales, as reported	$4,837.5	$4,389.2	10.2%	12.0%
Foreign currency translation(ii)	—	42.2
Net sales, on a constant currency basis	$4,837.5	$4,431.4	9.2%	10.9%

(i)There were 63 and 64 selling days for the three months ended March 31, 2021 and 2020, respectively.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$878.6	$1,410.2	$214.4
Accounts receivable, net of allowance for credit losses of $27.0, $29.6, and $35.1 respectively	3,234.1	3,212.6	3,149.4
Merchandise inventory	745.1	760.0	672.1
Miscellaneous receivables	396.6	379.5	442.5
Prepaid expenses and other	215.4	191.2	187.4
Total current assets	5,469.8	5,953.5	4,665.8

Operating lease right-of-use assets	128.3	130.8	129.5
Property and equipment, net	175.5	175.5	331.9
Goodwill	2,812.4	2,595.9	2,529.5
Other intangible assets, net	419.2	445.1	540.2
Other assets	48.3	43.9	25.5
Total assets	$9,053.5	$9,344.7	$8,222.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,050.8	$2,088.4	$1,967.1
Accounts payable - inventory financing	344.8	524.6	345.5
Current maturities of long-term debt	19.6	70.9	33.7
Contract liabilities	326.5	243.7	257.6
Accrued expenses and other current liabilities	967.6	970.7	1,043.3
Total current liabilities	3,709.3	3,898.3	3,647.2

Long-term liabilities:
Debt	3,911.1	3,856.3	3,438.5
Deferred income taxes	29.2	55.3	62.8
Operating lease liabilities	165.1	169.0	129.2
Other liabilities	68.5	68.7	55.0
Total long-term liabilities	4,173.9	4,149.3	3,685.5

Total stockholders’ equity	1,170.3	1,297.1	889.7
Total liabilities and stockholders’ equity	$9,053.5	$9,344.7	$8,222.4

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020	% Change	Average Daily % Change(i)

Corporate	$1,805.6	$1,911.0	(5.5)%	(4.0)%

Small Business	432.7	391.5	10.5	12.3

Public
Government	516.1	568.5	(9.2)	(7.8)
Education	943.3	476.2	98.1	101.2
Healthcare	462.3	480.6	(3.8)	(2.3)
Total Public	1,921.7	1,525.3	26.0	28.0

Other	677.5	561.4	20.7	22.6

Total Net sales	$4,837.5	$4,389.2	10.2%	12.0%

(i)There were 63 and 64 selling days for the three months ended March 31, 2021 and 2020, respectively.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$878.6	$1,410.2	$214.4
Total debt	3,930.7	3,927.2	3,472.2
Revolver availability	1,260.0	1,059.3	998.6
Cash plus revolver availability	2,138.6	2,469.5	1,213.0

Working Capital(i)
Days of sales outstanding	57	57	58
Days of supply in inventory	16	14	14
Days of purchases outstanding	(51)	(54)	(52)
Cash conversion cycle	22	17	20

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020

Cash flows provided by operating activities	$344.6	$223.0

Capital expenditures(i)	(20.7)	(25.4)
Acquisition of business, net of cash acquired	(212.9)	—
Cash flows used in investing activities	(233.6)	(25.4)

Net change in accounts payable - inventory financing	(180.3)	(81.4)
Financing payments for revenue generating assets	(42.9)	—
Other cash flows used in financing activities	(420.3)	(48.6)
Cash flows used in financing activities	(643.5)	(130.0)

Effect of exchange rate changes on cash and cash equivalents	0.9	(7.2)
Net (decrease) increase in cash and cash equivalents	(531.6)	60.4
Cash and cash equivalents - beginning of period	1,410.2	154.0
Cash and cash equivalents - end of period	$878.6	$214.4

Supplementary disclosure of cash flow information:
Interest paid	$(19.2)	$(28.6)
Income taxes paid, net	$(10.1)	$(9.9)

(i)Includes expenditures for revenue generating assets.